Exhibit 10.5

“Summary Sheet” of Employment Agreement

with Adrian Goldfarb.

Adrian Goldfarb serves as the Chief Financial Officer under a Consulting Agreement with WSR Consulting, Inc. (“WSR”).  Mr. Goldfarb is the president and 50% shareholder of WSR.  On July 3, 2008, the Board of Directors approved an amendment to the Consulting Agreement, paying WSR a monthly fee of $19,500.  Additionally, WSR was granted 650,000 non-qualified stock options and cash settled SARs in tandem, exercisable at $0.45 per share over a five-year period.  The SARs are only exercisable if the Company does not have sufficient authorized capital to permit all outstanding options and warrants to be exercised.   All of the options and SARs vest in equal increments each June 30 and December 31, subject to the Consulting Agreement remaining in effect on each applicable vesting date.  Additionally, one-half are subject to further vesting based upon Ecosphere achieving a significant milestone.